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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                      OF

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                       (as amended through May 5, 1997)


     KNOW ALL MEN BY THESE PRESENTS: That we, the undersigned, Geo. W. Burch, E.
L. Cables, H. E. Coburn, W. H. Dick, Auburn G. Fox, C. W. Gard, E. F. Kidder, Wm. E. Lind, John McMunn, J. V. Pugh, David P. Reid, Sam Zeidler, D. L. Strine,
T. H. Williams, and M. Woolf, a majority of whom are citizens and residents of the State of California, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of California.

     AND WE HEREBY CERTIFY:

     FIRST: That the name of the corporation shall be the "Certified Grocers of California, Ltd."

     SECOND:  That the purposes for which it is formed are as follows:

     (a) For the purpose of, and to facilitate, collective buying, in quantities, of goods, wares, and merchandise at the lowest possible price with the intent and power to resell the same to its stockholders, members, and to other persons, for the purpose of manufacturing hereinafter named commodities to resell the same.

     (b) Also, for the purpose of carrying on and conducting the business of either a wholesale or retail grocer and generally to engage in the buying and the selling at wholesale or retail prices, of goods, wares, merchandise, groceries, fresh meats, cured meats, provisions, food
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stuffs, tobacco in any form, cereals, hay, grain, products of the soil, canned goods of all varieties, and, only to the extent allowed by United States of America, State and City laws and ordinances, to buy, sell, or store either nonintoxicating or intoxicating beverages.

     (c) Also, for the purpose of enjoying the power to own, lease, possess, use, occupy, and maintain grocery stores, warehouses, terminal facilities, real property, or chattels for the delivery, reception, storage, or shipment of the above described commodities, as well as for the sale thereof either in wholesale or retail quantities either within the State of California, or in any other state, or within any territory.

     (d) Also, for the purpose of collective, or corporate, advertising for the purpose of furthering the business of its stockholders in the retail and wholesale grocery business.

     (e) Also, for the purpose of enjoying the power to own, hold, possess, and deal in the stocks, bonds, securities, and other evidences of indebtedness of other corporations, or trusts, or associations engaged in the same or similar line of business as this corporation either within the State of California, or within any other state, or within any territory.

     (f) Also, for the purpose of enjoying the power to create lawful indebtedness, in the proper form or forms, which may become necessary to the welfare of the corporation.

     (g) Also, for the purpose of enjoying the benefits of those general powers of corporations enumerated in section #354 of the Civil Code of California which section is hereby incorporated herein by reference as though it were set out herein in full.

     (h) Also, for the purpose of acquiring, disposing of, manufacturing, owning, investing in, holding, encumbering, using, leasing or otherwise dealing in or with any property, real or personal, tangible or intangible, of any kind whatever.

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     (i)  Also, to engage in any one or more businesses or transactions which the Board of Directors of this corporation may from time to time authorize or approve, whether related or unrelated to those described in clauses (a) through
(h) of this Article.

     (j) Also, to act as principal, agent, joint venturer, partner or in any other capacity which may be authorized or approved by the Board of Directors of this corporation.

     (k)  To do business anywhere in the world.

     (l) To have and to exercise all the rights and powers that are now or may hereafter be granted to a corporation by law.

     The above purpose clauses are not limited by reference to or inference from one another. Each clause is to be construed as a separate statement conferring independent purposes and powers on the corporation.

     THIRD: That the county in the State of California where the principal office for the transaction of business of the corporation is to be located is the County of Los Angeles.

     FOURTH: That the corporate existence of this corporation shall continue perpetually unless otherwise expressly provided by law.

     FIFTH: The number of directors of this corporation shall be fifteen (15). The holders of the Class A Shares, voting as a class, shall be entitled to elect twelve (12) of the fifteen (15) directors. The holders of the Class B Shares, voting as a class, shall be entitled to elect three (3) of the fifteen (15) directors. If there are no Class B Shares issued and outstanding, then the holders of the Class A Shares shall be entitled to elect all fifteen (15) directors.

     SIXTH: (a) This corporation is authorized to issue three classes of shares, all without par value, to be designated "Class A Shares," "Class B Shares," and "Class C Shares,"

                                      -3-
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respectively. The total number of Class A Shares which this corporation is authorized to issue is five hundred thousand (500,000); the total number of Class B Shares which this corporation is authorized to issue is two million (2,000,000); the total number of Class C Shares which this corporation is authorized to issue is nineteen 19).

     (b) The rights, preferences, privileges and restrictions granted to or imposed upon the Class A Shares are as follows:

          (1) The Class A Shares of this corporation shall be issued only to, and may be held only by, "member-patrons" of this corporation as that term is defined in the bylaws of this corporation.

          (2) It being the intent and purpose of this corporation to limit ownership of its Class A Shares to qualified and active member-patrons as defined in the bylaws, the Class A Shares may not be transferred except to the corporation or except with the consent of the corporation to a transferee approved by the corporation, in accordance with and subject to the bylaws of the corporation.

          (3) Except as otherwise expressly provided in these Articles of Incorporation or expressly required by the California General Corporation Law, the holders of the Class A Shares shall have exclusive voting rights and powers, including the exclusive right to notice of shareholders' meetings.

     (c) The rights, preferences, privileges and restrictions granted to or imposed upon the Class B Shares are as follows:

                                      -4-
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     (1)  Except as otherwise expressly provided by these Articles of
Incorporation or expressly required by the California General Corporation Law, the holders of Class B Shares shall have no voting rights.

     (2) The corporation, at the option of the Board of Directors, may at any time or from time to time redeem any outstanding Class B Shares that:

          (A) Are held by other than a qualified and active member-patron of this corporation as that term is defined in the bylaws; or

          (B) Have been declared by the Board of Directors to be "Excess Class B Shares" as that term is defined in the bylaws.

     Such redemption shall be accomplished by the corporation's giving a notice of redemption, as hereafter described, and by paying the redemption price for such shares which shall be the greater of:

               (i)  One cent ($0.01) per share, or

               (ii) An amount which is calculated by (x) multiplying the number of shares to be redeemed by the book value per share as of the close of the corporation's fiscal year last ended prior to such purchase, as conclusively determined by the board of directors, and (y) subtracting from the amount computed in clause (x) the amounts of any and all indebtedness that may be owing the corporation or any of its subsidiaries by either the holder or the member-patron from whom the holder has acquired said shares if such acquisition was without the written consent of the corporation.

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     The notice of redemption called for above shall be given, in writing, to each holder(s) of record, or his designate, of the Class B Shares to be redeemed by personal delivery or mail, postage prepaid, to the last-known address of the holder as shown on the records of the corporation.

     On or before the date fixed for such redemption, each holder, or his designate if in possession of the certificates, of any Class B Shares called for redemption shall surrender the certificate or certificates for such share or shares to the corporation at the place designated in the notice and shall thereupon be entitled to receive payment of the redemption price. If such notice of redemption shall have been duly given and if on the date fixed for redemption, funds necessary for the redemption shall be available therefor, then all rights with respect to such Class B Share or Shares so called for redemption, whether or not surrendered, shall terminate except for the rights of the holders to receive the redemption price, without interest, upon surrender of the certificate or certificates therefor.

     Without prejudice to the foregoing, if, on, after, or prior to any date fixed for any such redemption of any Class B Share or Shares this corporation deposits with any bank or trust company in the City of Los Angeles, State of California, as a trust fund, a sum sufficient to redeem on the date fixed for redemption thereof, the Class B Share or Shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof if such notice shall not previously have been given by this corporation, or to complete the giving of such notice if theretofore commenced, and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the Class B Share or Shares to their respective holders upon the surrender of their share certificates, then from and

                                      -6-
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after the date of the deposit (although prior to the date fixed for redemption), the Class B Share or Shares so called shall be deemed to be redeemed. The deposit shall be deemed to constitute full payment of the Class B Share or Shares to the holders thereof and from and after the date of the deposit such Class B Share or Shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such Class B
Share or Shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of such Class B Share or Shares without interest, upon the surrender of their certificates therefor.

     (d) The rights, preferences, privileges and restrictions granted to or imposed upon the Class C Shares are as follows:

          (1) Except as otherwise expressly provided by these Articles of Incorporation or expressly required by the California General Corporation Law, the holders of Class C Shares shall have no voting rights.

          (2) In the event of a voluntary or involuntary liquidation, dissolution or winding up of this corporation, the holders of Class C Shares shall not be entitled to receive, with respect to such shares, more than Ten Dollars ($10.00) per share.

     (e) Upon amendment of this ARTICLE SIXTH to read as hereinabove set forth, each share of presently authorized "Common" Stock is, and shall simultaneously with the effectiveness of this amendment, be converted into 100 Class A Shares; each share of presently authorized "Class B" Stock is, and shall simultaneously with the effectiveness of this amendment, be converted into one Class C Share.

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      SEVENTH:  That the amount of said Capital Stock which has been actually subscribed is Six Thousand Two Hundred Dollars ($6,200.00) and the following are the names of the persons by whom the same has been subscribed, to wit:

Names of Subscribers          Shares          Amount
--------------------          ------          -------

Wm. E. Lind                   Ten             $200.00

C. W. Gard                    Ten             $200.00

H. E. Coburn                  Ten             $200.00

J. V. Pugh                    Ten             $200.00

Reid and Stermer
by and for D. P. Reid         Ten             $200.00

Woolf & Woolf by and for
M. Woolf                      Ten             $200.00

Auburn G. Fox                 Ten             $200.00

J. L. McMunn                  Ten             $200.00

H. N. Pease                   Ten             $200.00

Joseph Jaeger                 Ten             $200.00

Geo. W. Burch                 Ten             $200.00

W. H. Dick                    Ten             $200.00

C. O. Whitford                Ten             $200.00

E. L. Cables                  Ten             $200.00

Baldwin Pk Dept. Store
by and for N. L. Foto         Ten             $200.00

Carl A. Naegele               Ten             $200.00

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


Names of Subscribers          Shares          Amount
--------------------          ------          -------

T. H. Williams                Ten             $200.00

F. E. Teter                   Ten             $200.00

Cornelius Smith               Ten             $200.00

G. H. Fort                    Ten             $200.00

Strine Bro. Co., by and
for D. L. Strine              Ten             $200.00

F. P. McConnelley             Ten             $200.00

Cooper & Son by and
for H. S. Cooper              Ten             $200.00

W. W. Mahr                    Ten             $200.00

Slick Bro. by and
for F. A. Slick               Ten             $200.00

Oneonta Cash Groc. by and
for R. Aldridge               Ten             $200.00

J. A. Seargeant               Ten             $200.00

Kidder Bro. by and
for E. F. Kidder              Ten             $200.00

Cooley Bro. by and
for R. E. Cooley              Ten             $200.00

Sam Zeidler                   Ten             $200.00

Garten & Rengler by and
for Mr. Garten                Ten             $200.00

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     EIGHTH:  (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) The corporation is authorized to indemnify agents (as defined in Section 317 of the Corporations Code) of the corporation to the fullest extent permissible under California law.

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